CLAYMORE EXCHANGE-TRADED FUND TRUST and
CLAYMORE EXCHANGE-TRADED FUND TRUST 2 (“Guggenheim Funds”)

February 2, 2018

Dear Valued Shareholder,

We need your help. Our records indicate that we have not yet received your important proxy vote for the special meeting of shareholders of your Fund(s), scheduled to be held on February 16, 2018. Please help us to proceed with important business of the Funds by casting your proxy vote as soon as possible.

Guggenheim Capital LLC entered into an agreement to sell its exchange-traded funds business to Invesco Ltd., a leading independent global investment management company. The proposed Agreement and Plan of Reorganization provides for the reorganization of the Guggenheim Funds into corresponding, newly formed series of the PowerShares by Invesco Family of Funds. The Funds’ Board recommends that shareholders of each Guggenheim Fund vote FOR the Plan of Reorganization.

Details of the special meeting are described in the proxy statement/prospectus that has been sent to all shareholders. For more information, please refer to the proxy statement/prospectus, which can be found at proxyonline.com/docs/cetf.pdf. If you have any proxy related questions, please call 1-888-567-1626 for assistance. Representatives are available Monday through Friday 9 a.m. to 11 p.m. and Saturday 10 a.m. to 6 p.m. Eastern Time.

Please help us by casting your proxy vote today.

Thank you for being an investor in the Guggenheim Funds. We very much appreciate your attention to this matter.

Sincerely,

Amy J. Lee
President, Claymore Exchange-Traded Fund Trust and Claymore Exchange-Traded Fund Trust 2

How do I vote?

There are three convenient methods for casting your important proxy vote:

1.	Vote by touch-tone phone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card(s).

2.	Vote online: You may cast your vote by visiting the web address located on the enclosed proxy card(s) and following the instructions on the website.

3.	Vote by mail: You may cast your vote by signing, dating and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided.

We would be very grateful if you would use any one of the three voting methods listed above to ensure that your vote is recorded by or before February 16th.

OBO